Filed Pursuant to Rule 433

Registration Statement No. 333-285508

Bank of Montreal Market Linked Securities

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Advanced Micro Devices, Inc. and the Common Stock of NVIDIA Corporation due July 22, 2027

Term Sheet to Preliminary Pricing Supplement dated July 9, 2025

Summary of Terms	Summary of Terms (continued)

Issuer:	Bank of Montreal
Market Measures:	The Common Stock of Advanced Micro Devices, Inc. and the Common Stock of NVIDIA Corporation (each referred to as an “Underlier,” and collectively as the “Underliers”).
Pricing Date*:	July 18, 2025
Issue Date*:	July 23, 2025
Face Amount and Original Offering Price:	$1,000 per security
Contingent Coupon Payments:	On each contingent coupon payment date, unless the securities have been automatically called, you will receive a contingent coupon payment at a per annum rate equal to the contingent coupon rate if the closing value of the lowest performing Underlier on the related calculation day is greater than or equal to its coupon threshold value. Each “contingent coupon payment,” if any, will be calculated per security as follows: ($1,000 × contingent coupon rate)/12.
Contingent Coupon Payment Dates:	Monthly, on the third business day following each calculation day; provided that the contingent coupon payment date with respect to the final calculation day will be the stated maturity date
Contingent Coupon Rate:	At least 14.00% per annum, to be determined on the pricing date
Automatic Call:	If the closing value of the lowest performing Underlier on any of the calculation days scheduled to occur from January 2026 to June 2027, inclusive, is greater than or equal to its starting value, the securities will be automatically called, and on the related call settlement date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus a final contingent coupon payment
Call Settlement Date:	Three business days after the applicable calculation day
Calculation Days*:	Monthly, on the 18th day of each month, commencing August 2025 and ending June 2027, and July 19, 2027 (the “final calculation day”)
Maturity Payment Amount (per security):

If the securities are not automatically called prior to the stated maturity date:

•    if the ending value of the lowest performing Underlier on the final calculation day is greater than or equal to its downside threshold value: $1,000; or

•    if the ending value of the lowest performing Underlier on the final calculation day is less than its downside threshold value:

$1,000 × performance factor of the lowest performing Underlier on the final calculation day

Stated Maturity Date*:	July 22, 2027
Lowest Performing Underlier:	For any calculation day, the “lowest performing Underlier” will be the Underlier with the lowest performance factor on that calculation day
Performance Factor:	With respect to an Underlier on any calculation day, its closing value on such day divided by its starting value (expressed as a percentage)
Starting Value:	With respect to each Underlier, its closing value on the pricing date
Ending Value:	With respect to each Underlier, its closing value on the final calculation day
Coupon Threshold Value:	With respect to each Underlier, 57% of its starting value
Downside Threshold Value:	With respect to each Underlier, 50% of its starting value
Calculation Agent:	BMO Capital Markets Corp., an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
*subject to change

Agent Discount**:	Up to 2.325% for Wells Fargo Securities, LLC (“WFS”). Of that agent discount, Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.75% and a distribution expense fee of up to 0.075%
CUSIP:	06376ERX2
Material Tax Consequences:	See the preliminary pricing supplement

** In addition, selected dealers may receive a fee of up to 0.20% for marketing and other services.

Hypothetical Payout Profile (maturity payment amount)

If the securities are not automatically called prior to stated maturity and the ending value of the lowest performing Underlier on the final calculation day is less than its downside threshold value, you will lose more than 50%, and possibly all, of the face amount of your securities at stated maturity.

Any return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of either Underlier, but you will have full downside exposure to the lowest performing Underlier on the final calculation day if the ending value of that Underlier is less than its downside threshold value.

On the date of the accompanying preliminary pricing supplement, the estimated initial value of the securities is $969.20 per security. The estimated initial value of the securities at pricing may differ from this value but will not be less than $919.00 per security. However, as discussed in more detail in the accompanying preliminary pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement: sec.gov/Archives/edgar/data/927971/000121465925010212/b79257424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating To The Securities Generally

•	If The Securities Are Not Automatically Called Prior To Stated Maturity, You May Lose Some Or All Of The Face Amount Of Your Securities At Stated Maturity.

•	The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive No Contingent Coupon Payments On One Or More Contingent Coupon Payment Dates, Or Even Throughout The Entire Term Of The Securities.

•	The Securities Are Subject To The Full Risks Of Each Underlier And Will Be Negatively Affected If Either Underlier Performs Poorly, Even If The Other Underlier Performs Favorably.

•	Your Return On The Securities Will Depend Solely On The Performance Of The Underlier That Is The Lowest Performing Underlier On Each Calculation Day, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Underlier.

•	You Will Be Subject To Risks Resulting From The Relationship Between The Underliers.

•	You May Be Fully Exposed To The Decline In The Lowest Performing Underlier On The Final Calculation Day From Its Starting Value, But Will Not Participate In Any Positive Performance Of Either Underlier.

•	Higher Contingent Coupon Rates Are Associated With Greater Risk.

•	You Will Be Subject To Reinvestment Risk.

•	The Securities Are Subject To Credit Risk.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Unclear.

•	The Stated Maturity Date May Be Postponed If The Final Calculation Day Is Postponed.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•	The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

•	The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Underliers

•	Any Payments On The Securities And Whether The Securities Are Automatically Called Will Depend Upon The Performance Of The Underliers And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

o	Investing In The Securities Is Not The Same As Investing In The Underliers.

o	Historical Values Of The Underliers Should Not Be Taken As An Indication Of The Future Performance Of The Underliers During The Term Of The Securities.

o	The Securities May Become Linked To The Common Stock Of A Company Other Than The Original Underlying Stock Issuers.

o	We Cannot Control Actions By An Underlying Stock Issuer.

o	We And Our Affiliates Have No Affiliation With Either Underlying Stock Issuer And Have Not Independently Verified Their Public Disclosure Of Information.

o	You Have Limited Anti-dilution Protection.

•	The Securities Will Be Subject To Single Stock Risk.

Risks Relating To Conflicts Of Interest

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that the Issuer has filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement) if you request it by calling the Issuer’s agent toll-free at 1-877-369-5412.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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